Adobe

Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110-2704
Phone 408 536.6000
Fax 408 537.6000

June 28, 2007

Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, CA 90245

Dear Sirs:

Adobe Systems Incorporated ("Adobe") and Peerless Systems Corporation ("Peerless") are parties to the PostScript Software Development License and Sublicense Agreement effective July 23, 1999 as amended and extended (the "Agreement"). Unless otherwise defined herein, all capitalized terms used in this letter shall retain the same meanings as defined in the Agreement and such definitions are incorporated herein by reference.

As you are aware, there has been recent correspondence between the parties regarding Peerless's non-exclusive license grants and their relation to the Adobe House Account concept. The parties understand that, under the Agreement, the nature of the non-exclusive grants to Peerless from Adobe do not restrict Adobe's rights in its own technology with respect to any third party. Therefore, for the avoidance of doubt, the terms of the Agreement do not in any way prohibit Adobe from, at any time during the term of the Agreement or otherwise, and in its sole discretion, entering into a direct or indirect licensing arrangement with respect to Adobe Information, or any other Adobe technology, with any third party, including, but not limited to, any existing OEM Customer of Peerless or third parties with which Peerless may have existing ties.

Additionally, Adobe hereby extends the term of the Agreement from its current termination date of December 31, 2007 to June 30, 2008. Thereafter the Agreement may be renewed only upon the written mutual agreement of the parties.

All other terms and conditions of the Agreement shall remain in full force and effect.

AGREED AND ACKNOWLEDGED:

ADOBE SYSTEMS INCORPORATED	PEERLESS SYSTEMS CORPORATION
By: [signature]	By: [signature]
Print Name: Joseph Ramirez	Print Name: RICHARD ROLL
Title: VP Licensing & Associate GC	Title: CEO
Date: 8/16/07	Date: 8/9/07